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                                                                     EXHIBIT 5.1

November 1, 1996

Rexall Sundown, Inc.
851 Broken Sound Parkway, N.W.
Boca Raton, Florida 33487

            Re:  Registration Statement on Form S-3, Registration No. 333-13379

Ladies and Gentlemen:

     We have acted as counsel to Rexall Sundown, Inc., a Florida corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 4,600,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), offered by the Company and certain Selling Shareholders.

     In connection with the Registration Statement, we have examined, considered and relied upon the following documents (collectively, the "Documents"): the Registration Statement; the Company's Articles of Incorporation and Bylaws, as amended to date; records of corporate proceedings of the Company and such other documents and instruments and such matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions expressed herein, we have relied upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing examinations, and subject to the qualifications set forth below, we are of the opinion that (i) the Shares to be sold by the Company have been duly authorized and when issued and delivered in accordance with the terms of the Underwriting Agreement, a form of which has been filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and issued and are fully paid and non-assessable.

     Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to matters about which we have been consulted. Consequently, there exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulation promulgated thereunder.

                                          Very truly yours,

                                          GREENBERG, TRAURIG, HOFFMAN, LIPOFF,
                                          ROSEN & QUENTEL, P.A.

                                          By:      /s/  PAUL BERKOWITZ

                                            ------------------------------------
                                                       Paul Berkowitz